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                                                                     EXHIBIT 15

The Allstate Corporation
Allstate Plaza
Northbrook, Illinois

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of The Allstate Corporation and subsidiary for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995; as indicated in our reports dated May 13, 1996 and August 14, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, are being used in this Amendment No. 1 to Registration Statement No. 333-10857.


We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP

Chicago, Illinois

September 30, 1996